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                                                           Exhibit 99

                                        Kathleen S. Dvorak
                                        Director, Investor Relations
                                                   or
                                        Frederick B. Hegi, Jr.
                                        Chairman of the Board
                                        United Stationers Inc.
                                        (847) 699-5000

                                        FOR IMMEDIATE RELEASE

                       UNITED STATIONERS ELECTS
               LARRIMORE TO PRESIDENT, CEO AND DIRECTOR

      DES PLAINES, Ill., May 27, 1997 -- The United Stationers Inc. board of directors today announced that Randall W. Larrimore, 50, has been elected president, chief executive officer and a director. He succeeds Frederick B. Hegi, Jr., 53, the company's chairman, interim president and chief executive officer, who assumed the position in November 1996. Hegi will continue serving as chairman.

      "We are extremely pleased to have a person with Randy Larrimore's experience, proven track record and value system as United Stationers' president and chief executive officer," said Hegi. "The board of directors was particularly impressed by his strategic planning experience, his breadth of operational involvement and his ability to lead and motivate a team to reach corporate goals."

      "Randy's focus throughout his career has been on strategic planning, providing superior customer service, achieving operational efficiency, and developing consumer-based marketing programs. I am confident that he will have the support of our strong management team in developing new initiatives, implementing the plans already underway and evaluating acquisitions to further enhance our growth and profit opportunities," Hegi added.

      Since 1988, Larrimore has been president and chief executive officer of MasterBrand Industries, Inc., a manufacturer of leading brands including Master Lock padlocks and Moen faucets, and a subsidiary of American Brands. Under Larrimore's leadership, sales grew from $437 million in 1988 to $1.4 billion in 1996, and operating income tripled. Earlier in his career, Larrimore was with Richardson-Vicks, McKinsey & Company and then with PepsiCo, first as director of strategic planning for Europe, and then as general manager of Pepsi's operations in Italy, Libya and Malta.

      Larrimore holds a master's degree from Harvard Graduate School of Business and an undergraduate degree in economics from Swarthmore College He is on the board of directors of Evanston Hospital Corporation. Larrimore resides in the Chicago area with his wife, Judy, and two sons.

      United Stationers Inc. is North America's largest wholesaler of business products to resellers with 1996 sales of $2.3 billion. Through its integrated computer-based distribution system, it makes more than 30,000 items available to 15,000 resellers within 24 hours of order placement through 41 regional distribution centers, and 14 Lagasse distribution centers specifically serving the janitorial and sanitation industry.

      The Company's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: USTR.
                                 -30-